Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Lytus Technologies Holdings PTV. Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares, par value $0.01 per share, issuable under the Lytus Technologies Holdings PTV. Ltd. 2023 Employee Incentive Plan	(1)	Other	1,000,000	$8.01	$8,010,000.00	0.0001381	$1,106.18

Total Offering Amounts:						$8,010,000.00		1,106.18
Total Fee Offsets:								0.00
Net Fee Due:								$1,106.18

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares, par value $0.01 per share (the “Common Shares”), of Lytus Technologies Holdings PTV. Ltd. (the “Registrant”) that may from time to time be offered or issued to prevent dilution from any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Common Shares.

Represents 1,000,000 Common Shares reserved for issuance and issuable pursuant to the Registrant’s 2023 Employee Incentive Plan (the “2023 Plan”). Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall cover an indeterminate number of Common Shares to be offered or sold pursuant to the 2023 Plan.

Estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the applicable registration fee. The proposed maximum offering price per Common Share represents the average of the high and low prices of the Common Shares as reported on the OTCQB on October 1, 2025.